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EXHIBIT 21

SUBSIDIARIES OF MERCER INTERNATIONAL INC.

		Shareholding at Year End
Name of Subsidiary(1)	Jurisdiction of Incorporation
		Direct	Indirect
Dresden Papier GmbH	Germany	—	100%
Papierfabrik Fährbrücke GmbH	Germany	—	100%
Spezialpapierfabrik Blankenstein GmbH	Germany	—	100%
Zellstoff-und Papierfabrik Rosenthal GmbH & Co. KG	Germany	—	100%
Zellstoff Stendal GmbH	Germany	—	63.6%

(1)
All the subsidiaries are conducting business under their own names.

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EXHIBIT 21 SUBSIDIARIES OF MERCER INTERNATIONAL INC.